EXHIBIT 10.37

                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS

                                 by and between

                             DEVCON CROWN BAY CORP.,
                            a Florida corporation and
                        CROWN BAY MARINA JOINT VENTURE I,
                   a U. S. Virgin Islands general partnership
                            (collectively, "Seller")

                                       and

                          KOBEN CAPITAL PARTNERS, INC.

                                    ("BUYER")

                                    Property:

                                Crown Bay Marina
                                   St. Thomas
                              U. S. Virgin Islands

                            DATED: SEPTEMBER 18, 1997


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                                 TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

I. Purchase and Sale Agreement...............................................1
      1.1. Description of the Property.......................................1
      1.2. Agreement to Purchase.............................................3
      1.3. Consent To Transfer the VIPA Lease................................3

II. Purchase Price and Payment...............................................3
      2.1. Purchase Price....................................................3
      2.2. Allocation of Purchase Price......................................3

III. Title Insurance and Survey..............................................4
      3.1. Survey and Title Documents........................................4
      3.2. UCC Report........................................................4
      3.3. Title Policy......................................................4
      3.4. Title Inspection..................................................4

IV. Property Evaluation......................................................4
      4.1. Inspection Period.................................................4
      4.2. Physical Inspection of Property...................................5
      4.3. Inspection of Books and Records...................................5

V. Seller's Representations and Warranties...................................6

VI. Covenants of Seller......................................................8
      6.1. Future Operations.................................................8
      6.2. Certification of Non-Foreign Status...............................9
      6.3. Estoppel Certificates.............................................9

VII. Buyer's Representations and Warranties..................................9

VIII. Conditions to Buyer's Obligations.....................................10

IX. Conditions to Seller's Obligation.......................................10

X. Escrow and Closing.......................................................10
      10.1. Escrow..........................................................10
      10.2. Closing Date; Termination of Escrow.............................11
      10.3. Costs and Fees..................................................11
      10.4. Prorations......................................................12
      10.5. Security Deposits...............................................12
      10.6. Inventory.......................................................12
      10.7. Seller's Deliveries to Escrow...................................12
      10.8. Seller's Deliveries Outside of Escrow...........................13
      10.9. Buyer's Deliveries to Escrow....................................14


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      10.10. Buyer's Deliveries Outside of Escrow...........................14
      10.11. Closing of Escrow..............................................14
      10.12. Default........................................................15

XI. General Provisions......................................................15
      11.1.  Possession of Property; Risk of Loss...........................15
      11.2.  Further Assurances.............................................16
      11.3.  Notices........................................................16
      11.4.  Recovery of Dispute Costs......................................17
      11.5.  Amendment......................................................17
      11.6.  Assignment.....................................................17
      11.7.  Binding Effect.................................................18
      11.8.  Exhibits and Entire Agreement..................................18
      11.9.  Governing Law; Jurisdiction....................................18
      11.10. Captions.......................................................18
      11.11. Commissions....................................................18
      11.12. Escrow Agent...................................................18

XII. Consulting Services....................................................19
      12.1.  Services/Fees..................................................19
      12.2.  Net Cash Flow..................................................21
      12.3.  Lease Extension Bonus..........................................22
      12.4.  Fiscal Year....................................................23
      12.5.  Capital Expenditures...........................................23

XIII. Deferred Maintenance..................................................23

XIV. Contingent Liabilities.................................................23

XV. Financial Statements....................................................23

XVI. Survive Closing........................................................24

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                           PURCHASE AND SALE AGREEMENT
                             AND ESCROW INSTRUCTIONS

     This Purchase and Sale Agreement and Escrow Instructions (the "Agreement") is entered into as of the 18th day of September, 1997, by and between Devcon Crown Bay Corp., a Florida corporation ("DEVCON"), and Crown Bay Marina Joint Venture I, a Virgin Islands partnership ("CBMJV") (collectively, "SELLER"), and Koben Capital Partners, Inc., a Delaware corporation or its assigns ("BUYER").

I.   PURCHASE AND SALE AGREEMENT.

     1.1. Description of the Property. It is the intent of the parties to this Agreement to agree on the terms whereby Seller will transfer to Buyer the following real, personal and intangible property that constitute Crown Bay Marina, as depicted on the drawing attached as Exhibit A-1 (the "CROWN BAY MARINA"):

          1. A leasehold interest in the upland real property and submerged land described in Exhibit A-2 (the "LEASEHOLD") held by CBMJV pursuant to that certain Ground Lease dated August 29, 1985 between Shoreline Marine, Inc. and the U.S. Virgin Islands Port Authority ("VIPA"), which was assigned to CBMJV (the "LEASE").

          2. The personal property described on EXHIBIT B hereto (the "PERSONAL PROPERTY").

          3. The contracts and agreements relating to the Property, including, without limitation, those listed on EXHIBIT C hereto (the "CONTRACTS").

          4. The certain licenses, permits and other governmental authorizations relating to the Property, including, without limitation, those listed on EXHIBIT D hereto (the "LICENSES").

          5. All buildings, facilities, parking facilities, structures, fixtures, footings, foundations, amenities and other improvements to, or located on, the land covered by the Leasehold (the "IMPROVEMENTS").

          6. All the rights-of-way, easements, tenements and hereditaments, and other rights, if any, appurtenant to the Real Property and all littoral and/or riparian rights, if any,

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relating to the Real Property and all right, title and interest of Seller in and to any streets, highways or rights of way adjacent to the land covered by the Leasehold, any water or mineral rights owned by or leased to Seller (the "APPURTENANCES").

          7. All leases, occupancy agreements, license agreements, concession agreements, rental agreements and other written agreements, entered into with Tenants (as hereinafter defined), relating to the Real Property, together with all supplements, amendments and modifications thereto.

          8. All other tangible and intangible assets (excluding cash and cash-like items), properties or rights of Seller which are used or held for use in connection with the Real Property and the business conducted thereon of every kind and description, tangible or intangible, vested or unvested, contingent or otherwise, as the same shall exist on the Closing Date, including, without limitation, all goodwill in connection with the ownership, operation and maintenance of the Property and the business conducted thereon, all warranties and guaranties relating to any of the foregoing, all books, records, guest lists, customer lists, files, budgets, projections, strategic plans, surveys, studies, plans, building plans and specifications, drawings, test reports and inspection and engineering reports now or hereafter in the possession of the Seller in connection with the ownership, operation, maintenance and management of the business conducted at the Real Property to the extent transferable.

This sale does not include any insurance claims related to Hurricane Marilyn of 1995 which are currently outstanding or which have not yet been made but which may be made in the future ("HURRICANE CLAIMS").

The Leasehold, the Improvements and the Appurtenances are referred to in this Agreement as the "REAL PROPERTY." The Real Property, Personal Property, Contracts and Licenses, and all of Seller's rights in and to all tangible and intangible assets (excluding insurance claims, except as set forth herein, accounts receivable, fuel inventory and cash and cash-like items), including without limitation the right to use the name "Crown Bay Marina", are referred to as the "PROPERTY."

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     1.2. AGREEMENT TO PURCHASE.

          Seller will sell, and Buyer will buy, the Property on the terms and conditions set forth herein.

     1.3. CONSENT TO TRANSFER THE LEASE. Prior to the Closing (as hereinafter defined) Seller shall use its best efforts to obtain the consent of VIPA (the "VIPA CONSENT"), to assign the Lease from CBMJV to Buyer. Buyer understands that VIPA will be relying on the financial condition of Buyer in deciding whether or not to grant such consent. Accordingly, on or after the Closing Date, Buyer will provide up to two (2) years of rent under the Lease to VIPA as additional security for the Lease obligations, and Buyer will ensure that it has up to $100,000 of cash working capital to it, all only to the extent required to obtain the VIPA Consent. Buyer shall promptly furnish to VIPA all documentation as reasonably requested by VIPA as part of the approval process and as required by VIPA to evidence the approval or the assignment and assumption by Buyer and "Buyer" of the Lease.

II.  PURCHASE PRICE AND PAYMENT.

     2.1. PURCHASE PRICE. Buyer will pay a purchase price for the Property of $3,300,000 (the "PURCHASE PRICE"), based on 24 remaining seasons (periods starting from November 1 through May 1). If less than 24 seasons are available pursuant to the Lease, the Purchase Price shall be reduced by $100,000 per unavailable season. In the event that less than 23 seasons are available pursuant to the Lease, Seller shall have the option not to close. The Purchase Price is payable at the Closing all in cash. Buyer has previously placed a $100,000 deposit (the "DEPOSIT") into Escrow (as hereinafter defined) with the Escrow Agent (as hereinafter defined), which Deposit shall, if the Closing occurs, be paid to Seller and credited against the Purchase Price.

     2.2. ALLOCATION OF PURCHASE PRICE. Prior to the Closing, the parties shall use their best efforts to agree upon an allocation of the Purchase Price among the items of Property being purchased based upon their relative fair market values; provided, that if Buyer and Seller are unable to so agree prior to the Closing, Closing shall still occur. The parties shall use any such allocation for federal and state income tax purposes.

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III. TITLE INSURANCE AND SURVEY.

     3.1. SURVEY AND TITLE DOCUMENTS. During its Inspection Period (as defined below), Buyer shall obtain, and shall furnish a copy to Seller and to a title insurance company selected by Buyer (the "TITLE COMPANY") a survey of the Real Property prepared by a surveyor selected by Buyer (the "SURVEY"). During its Inspection Period, Buyer shall obtain, and shall furnish a copy to Seller of, a title insurance commitment covering the Real Property in favor of Buyer (the "TITLE COMMITMENT").

     3.2. UCC REPORT. Within 20 days after the execution of this Agreement, Seller shall deliver to Buyer's counsel a UCC report (the "UCC REPORT") with respect to Seller and any trade names under which the Property has been operated during the last three years from any governmental offices in the Virgin Islands in which financing statements are required to be filed in order to perfect a security interest in the property covered thereby.

     3 3. TITLE POLICY. A condition to Buyer's obligation to close the transactions contemplated hereby shall be the issuance by the Title Company at Closing of its leasehold policy of title insurance (or a marked-up commitment equivalent executed and delivered by the Title Company), insuring title to the Real Property in the name of Buyer subject only to those matters reflected in the Title Commitment (and any matters caused by Buyer), as such Title Commitment has been reviewed and approved by Buyer during the Inspection Period (the "TITLE POLICY"), so long as Buyer has complied with all of the requirements of the Title Company to the issuance thereof, other than requirements to be complied with by Seller as set forth therein. Buyer shall pay the cost of such policy.

     3.4. TITLE INSPECTION. Buyer shall have until October 21, 1997 to review the Survey, the UCC Report, the Title Commitment and all of the other diligence items described in Articles III and IV hereof, all of which shall be deemed approved by Buyer if Buyer does not elect to terminate this Agreement in accordance with Section 4.1, below.

IV.  PROPERTY EVALUATION.

     4.1. INSPECTION PERIOD. The "INSPECTION PERIOD" shall begin on the date of the full execution of this Agreement, and end on the earlier to occur of (i) the date that is five business days prior to the Outside Date (as hereinafter defined) and (ii) the

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date that Buyer gives notice to Seller of its intention to proceed with the transaction contemplated by this Agreement pursuant to Section 10.2. At the end of the Inspection Period, Buyer shall give notice to Seller that Buyer elects, in Buyer's sole discretion, (1) to proceed with acquisition of the Property, (2) extend the Inspection Period an additional thirty (30) days to resolve any "unknown items" prior to Closing, or (3) not to acquire the Property, in which case this Agreement shall terminate. In the event of termination, the Deposit shall be returned to Buyer. Failure by Buyer to deliver any notice required or permitted under this Section within the periods prescribed herein shall be deemed an irrevocable election not to acquire the Property and to terminate this Agreement, time being of the essence.

     4.2. PHYSICAL INSPECTION OF PROPERTY. Buyer shall have until the end of the Inspection Period in which to inspect and examine the Property and conduct all tests and hazardous waste examinations to the extent Buyer deems necessary to determine the condition of the Property. Buyer shall have access to all buildings, improvements, storage areas, other spaces, equipment and personalty that are included in the Property upon providing reasonable prior notice to Seller; provided that Seller may, if it so elects, accompany Buyer while Buyer's secures such access. Buyer shall indemnify Seller from and against any damages incurred by Seller as a result of Buyer's (or its agents' affiliates', employees' or contractors') acts or omissions on the Property during the Inspection Period, excluding damages caused by Seller's acts or omissions, or those of Seller's agents, affiliates, employees or contractors, and Buyer shall maintain (or insure that its agents maintain) liability insurance in an amount of at least $1 million covering such potential liability during the Inspection Period, insuring Buyer and Seller and delivering proof of same to Seller prior to entering the Property. Buyer shall not, without Seller's prior written consent, talk to tenants or do anything which damages the Property during the Inspection Period, and Buyer shall be responsible for promptly repairing any damage thereto that it does cause. The two immediately preceding sentences shall survive any termination of this Agreement, notwithstanding any contrary provision provided elsewhere herein.

     4.3. INSPECTION OF BOOKS AND RECORDS. Buyer and its representatives shall have until the end of the Inspection Period to inspect and examine all books, records, files, leases, and

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other documents relating to the management, operation and financial condition of the Property.

V. SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Buyer as follows:

          (a) To the best knowledge of Seller (such knowledge being deemed, for purposes of this Article V, to be solely the actual knowledge of Ronald Moorhead, Richard Caruso and Carole Dudley, with Seller acknowledging that such individuals are the individuals with primary responsibility for the management and operation of the Property), all water, sewer, gas, steam, electric, telephone, cable television, access and drainage facilities and all other utilities necessary to the current operation of the Property are currently available to the Property, are in working order and are adequate for Seller's present use of the Property. To the best knowledge of Seller, there is unrestricted direct access to the Property from an existing public street. To the best knowledge of Seller, there are no facts or conditions that will result in the termination of the present access from the Property to utility services, or from the Property to existing public streets adjoining the Property.

          (b) To the best knowledge of Seller: the use, occupancy, operation and condition of the Property comply with all applicable zoning and building laws to which it is subject; and all applicable certificates of occupancy, permits, licenses and other evidences of compliance which are or were required or necessary to be obtained in connection with the ownership, operation and use of the Property have been obtained and complied with.

          (c) To the best knowledge of Seller, there is one (1) under ground and five (5) above ground storage tanks, and no other storage tanks, on the Property. Seller has no knowledge as to the contents of the underground storage tank on the Property referenced above. To the best knowledge of Seller, Seller has received no written notices (that have not been complied with and fully resolved) that would indicate that the Property is in violation of any laws relating to environmentally hazardous materials.

          (d) There are no pending or, to the best of Seller's knowledge, threatened, claims, suits, actions, or arbitrations or regulatory, legal, or other proceedings or investigations

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affecting the Seller, the Property or Seller's rights and obligations under this
Agreement except as shown on EXHIBIT E hereto. There is no pending or, to the best of Seller's knowledge, contemplated, condemnation of the Property, or any part of it.

          (e) Devcon is a corporation and CBMJV is a general partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and the U.S. Virgin Islands, respectively, with full power and authority, without default or the obtaining of any approvals or consents (except those contemplated herein and those that will be in place at Closing), to perform its obligations hereunder and to carry on their respective businesses as now conducted and to own and operate its properties and assets. Neither the execution nor the performance of this transaction will constitute a breach of Seller's organizational documents. The persons executing this Agreement on behalf of Seller have the full right and authority to execute this Agreement on behalf of Seller and to bind Seller.

          (f) The rent roll and, to the best knowledge of Seller, other Financial Statements of the Property (the "RENT ROLL"), and the Lease, Licenses and Contracts as supplied to Buyer, are true, correct and complete in all material aspects. To the best knowledge of Seller, there are no leases, licenses or agreements affecting the Property or to which Seller is a party other than the Lease, the Contracts listed on EXHIBIT C, the Licenses listed on EXHIBIT D, and those matters of public record.

          (g) To the best of Seller's knowledge, the ten-year renewal option granted to the lessee in Section 1.02 of the Lease (the "VIPA LEASE OPTION") is and, after the assignment of the Lease to Buyer, will be, valid, binding and enforceable against VIPA in accordance with its terms.

          (h) All applicable real estate or personal property taxes, sales taxes, occupation taxes, retail sales taxes, fuel taxes, gross receipts taxes and other special taxes that are due have been paid.

          (i) To the best knowledge of Seller, the Lease, the Licenses and the Contracts are in full force and effect and unmodified. Seller (i) has paid all rents and other charges to the extent due and payable under the Lease, (ii) to the best of its knowledge, is not in default under the Lease, (iii) has

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received no notice of default from VIPA and (iv) to the best knowledge of
Seller, knows of no default by VIPA under the Ground Lease.

          Buyer acknowledges that, except for the inquiry referred to in the definition of "the best knowledge of Seller" set forth above, Seller has made no investigation or inquiry for purposes of rendering the representations and warranties set forth in this Article V.

VI.  COVENANTS OF SELLER.

     6.1. FUTURE OPERATIONS. Seller agrees and covenants that until the Closing:

          (a) Seller shall continue to operate the business conducted on, and maintain, the Property in the ordinary course of business in a manner consistent with the way it has been operated and maintained in the preceding 12 months (provided that Seller need not make any capital improvements during the contract period), attempt to preserve material business relationships with third parties of the business conducted at the Real Property, not sell, dispose of or abandon any assets used in the operation of the business conducted at the Real Property, except in the ordinary course of business and consistent with past practice, not make material changes in any method of marketing, management or operation, accounting methods, practices or procedures, collection or credit extension policies or cash management methods, practices or procedures and not consent to any zoning changes, or sell, transfer, assign, dispose of, or consent to the utilization of, any development rights, including riparian rights, if any. Except as provided in Section 1.3 above, Seller shall not enter into, modify, extend or cancel the Lease, any Contract , any License, or other agreement affecting the Property or any portion thereof, including without limitation any License, agreement or governmental entitlement that will bind Buyer or affect the Property after the Closing, without Buyer's prior written approval, which shall not be unreasonably withheld, except that Seller may enter into, modify, extend or cancel boat slip or storage leases in the ordinary course of business in accordance with Seller's standard schedule of rents.

          (b) Seller shall provide to Buyer a list of the work performed, pursuant to the insurance settlement from Hurricane Marilyn, on EXHIBIT F hereto.

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     6.2. CERTIFICATION OF NON-FOREIGN STATUS. At the Closing, Seller shall complete, execute and deliver a fully executed Certification that Seller is not a Foreign Person in form acceptable to Buyer and Seller, if such statement is accurate. If Seller is not able to provide Buyer with such certification, Buyer shall be entitled to withhold a portion of the Purchase Price as called for by the Internal Revenue Code of the United States.

     6.3. ESTOPPEL CERTIFICATES. Prior to the Closing, Seller shall use its best efforts to deliver to Buyer estoppel certificates (the "ESTOPPEL CERTIFICATES"), addressed to Buyer and in form and substance reasonably satisfactory to Buyer (which forms shall be delivered to Seller by Buyer within fifteen (15) days after the date hereof), executed by any tenants of the Property other than boat slip or storage tenants and tenants with Lease terms with less than six (6) months remaining ("TENANTS"), and by VIPA with respect to the Lease (including clarification of the exact method and basis for the calculation of rent under the Lease during the option period and assurance that the VIPA Lease Option is and, after the assignment of the Lease to Buyer, will be valid, binding and enforceable against VIPA in accordance with its terms, and that VIPA is in compliance with the terms of the master lease for the Leasehold). Buyer shall also obtain written evidence that the lease agreement to which the VIPA Lease is subject is in full force and effect and is not in default and the Buyer shall receive at Closing an assignment of any non-disturbance or recognition agreement between the Seller and the lessor under such other lease.

VII. BUYER'S REPRESENTATIONS AND WARRANTIES.

     Buyer hereby represents and warrants to Seller that Buyer is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and has full right and authority, without default and without the requirement of securing consents or approvals, except those that will be in place as of the Closing Date, to perform its obligations hereunder and to carry on its business as now conducted and to own and operate its properties and assets. The persons executing this Agreement on behalf of Buyer have the full right and authority to execute this Agreement on behalf of Buyer and to bind Buyer.

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VIII. CONDITIONS TO BUYER'S OBLIGATIONS.

      Buyer's obligation to proceed with the purchase of the Property and the Closing is conditioned upon all of the following (any of which may be waived by Buyer, and only by Buyer):

          (a) Performance by Seller of all of its obligations under this Agreement as called for hereby, and no event having occurred which constitutes a default by Seller under this Agreement.

          (b) All of the representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects as of the Closing Date.

          (c) Receipt of Title Policy at the Closing, so long as Buyer has complied with all of the requirements of the Title Company to the issuance thereof, other than requirements to be complied with by Seller as set forth herein.

          (d) Receipt by Buyer of a properly executed VIPA Consent and confirmation that the VIPA Lease Option is, and after the assignment of the Lease to the Buyer in connection with the Closing, will be, valid, binding and enforceable in accordance with its terms against VIPA.

          (e) The physical and environmental condition of the Property shall be substantially the same on the date of the Closing as on the date hereof, reasonable wear and tear excepted.

IX.  CONDITIONS TO SELLER'S OBLIGATION.

     Seller's obligation to proceed with the sale of the Property and the Closing is conditioned upon Buyer having performed all of its obligations under this Agreement and no event having occurred which constitutes a default of Buyer under this Agreement.

X.   ESCROW AND CLOSING.

     10.1. ESCROW. Buyer and Seller shall open an escrow ("ESCROW") to implement this transaction by depositing a signed copy of this Agreement with Greenberg Traurig, et. al. ("ESCROW AGENT"), as agent for Chicago Title Insurance Company (the "ESCROW HOLDER") as soon as possible after the execution of this Agreement. Seller, Buyer and Escrow Agent agree to the escrow provisions attached hereto as EXHIBIT G. The Escrow Holder is

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authorized and instructed to act in accordance with this Agreement, which shall constitute escrow instructions for this transaction. If the Escrow Holder requires any additional instructions, the parties agree to provide mutually acceptable additions or deletions that do not substantially alter this Agreement.

     10.2. CLOSING DATE; TERMINATION OF ESCROW. Escrow shall close on or before November 21, 1997 (as such date may be extended by extension of the Inspection Period under Section 4.1 above or by the mutual agreement of Seller and Buyer, the "OUTSIDE DATE") on a time and date specified in writing by Buyer to Seller no later than five(5) business days prior to such specified date. If Buyer consummates the transaction prior to October 6, 1997, the Purchase Price shall be reduced by $75,000 in the form of early closing bonus ("EARLY CLOSING BONUS"). If the transaction closes after October 6, 1997, but before November 22, 1997, the $75,000 Early Closing Bonus will be cumulatively reduced by $1,666.67 for each day after October 6, 1997 until final consummation of the sale. The dates set forth in the preceding two (2) sentences shall not be extended or otherwise affected by any extension of the Outside Date beyond November 21, 1997, by reason of the extension of the expiration of the Inspection Period, or otherwise, and such dates are absolute. If the Closing does not occur by the Outside Date, upon written demand of any party who has complied with all of its obligations hereunder, the Escrow Holder shall return to each party who has complied with all of its obligations under this Agreement, all funds and documents deposited in Escrow by such party (excluding the Deposit which shall be disposed of as otherwise provided herein) and this Agreement shall terminate. As used herein, the term "CLOSING" shall mean the mutual execution and delivery of all of the documents referenced in Sections 10.7, 10.8, 10.9 and 10.10 hereof, and the occurrence of all other events described in
Section 10.11 hereof, and the term the "Closing Date" shall mean the date on which the Closing occurs.

     10.3. COSTS AND FEES. Except as otherwise provided in Section 11.4, below, Buyer and Seller shall each pay its own attorneys' fees incurred in this transaction. Buyer shall pay the cost of the Title Commitment, the Survey, the Title Policy, recording charges, documentary stamp tax and transfer taxes and any sales or other taxes payable in connection with the transfer of the Property, if any, in an amount not to exceed $1,000 and one-half of the escrow fees. Seller shall pay for the UCC

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Report, documentary stamp and transfer taxes and any sales or other taxes payable in connection with the transfer of the Property, if any, that are in excess of the $1,000 paid by Buyer and one-half of the escrow fees.

     10.4. EMPLOYEES/PRORATIONS. Real property taxes, utilities, storage fees, state sales taxes, insurance, wages and salaries, rents and all other operating expenses shall be prorated as of 12:00 midnight of the day prior to the Closing Date (the "Cut-Off Time"). Seller shall pay to all employees their accrued wages and vacation and sick pay, if any, through the day prior to the Closing Date. Buyer may hire any of Seller's existing employees if Buyer so desires, and Seller will consult with Buyer after Closing to assist Buyer in obtaining approvals to expand the improvements on the Property, or otherwise relating to the Property, if Buyer so requests. The Purchase and sale hereunder shall not include any accounts receivables, all of which shall be assigned to Seller at Closing, and Seller may collect such receivables. All accounts receivables collected by Buyer shall be remitted to Seller. Buyer agrees that upon receipt of payment from any person or entity who is indebted to the business conducted at the Real Property both with respect to accounts receivable accruing prior to and subsequent to the Cut-Off Time, such collection shall be applied as designated by such account debtor designation or if the application thereof is not reasonably determinable, then any such collections shall be applied first to the payment in full of any amounts due to Buyer on accounts accruing subsequent to the Cut-Off Time and then to the indebtedness accrued prior to the Cut-Off Time.

     10.5. SECURITY DEPOSITS. On the Closing Date, an amount equal to all security deposits held by Seller with respect to the Property shall be delivered to Buyer by offsetting such amount against the cash amount owed by Buyer to Seller.

     10.6. INVENTORY. All fuel (and other) inventory ("INVENTORY") shall be transferred to Buyer on the Closing Date for a price equal to the fair market value of such inventory.

     10.7. SELLER'S DELIVERIES TO ESCROW. Seller shall deliver to Escrow prior to the Closing Date: an Assignment of Lease and Assumption of Obligations in recordable form, conveying title to the Lease, with special warranty of title (the "ASSIGNMENT OF LEASE"); a deed in recordable form and with special warranty of title, conveying title to the Improvements, Appurtenances and all other real property portions of the Property (the "Deed"); and an Assignment of Leases, Contract Rights and Intangibles/Bill of Sale from Seller to Buyer conveying title to the Personal Property, Contracts, Licenses, Inventory and other tangible and intangible assets relating to, or a part of, the Property, Assignment of Space Lease, each of which documents shall be duly executed and acknowledged by Seller and in form and substance reasonably satisfactory to Buyer and Seller and such other documents as are reasonably required by Buyer.

     10.8. SELLER'S DELIVERIES OUTSIDE OF ESCROW. Seller shall deliver to Buyer prior to or at the Closing Date the following items, each of which shall be in form and substance reasonably satisfactory to Buyer and duly executed and acknowledged by Seller:

          (a) Certification that Seller is not a Foreign Person, if such certification is accurate.

          (b) The originals of the VIPA Estoppel Certificate and all other Estoppel Certificates to the extent obtained by Seller.

          (c) The original VIPA Consent.

          (d) Original executed counterparts (or copies certified by Seller as true and correct, if originals are unavailable) of all Contracts, Licenses, space leases and other occupancy agreements to be transferred to Buyer.

          (e) All documentation necessary to transfer title to any motor vehicles to Buyer.

          (f) Evidence of Seller's good standing and incumbency certificates and corporate resolutions evidencing Seller's authority to consummate the transactions contemplated hereby as are required by the Title Company, and any other documentation reasonably requested by Buyer's counsel or the Escrow Holder to complete the transaction contemplated hereby or by the Title Company to show the authority of Seller to sell the Real Property.

          (g) Letters addressed to each party (other than Seller) to a Contract or lease, occupancy or license agreement and all other customers, duly executed by Seller, notifying such parties of change in ownership and otherwise in form and substance as reasonably approved by Seller and Buyer.

     10.9. BUYER'S DELIVERIES TO ESCROW. Buyer shall deliver to Escrow, prior to the Closing Date, the following items:

          (a) A cash payment equal to the balance of the Purchase Price.

          (b) A cash payment equal to Buyer's share of the costs incurred in connection with the Closing.

          (c) A cash payment for purchase of the Inventory.

          (d) A cash payment for any amounts, if any, owed by Buyer under
Section 10.4 or otherwise due and payable by Buyer hereunder on the Closing
Date.

          (e) The Assignment of Lease and Assumption of Obligations (assuming all obligations of the Property arising from and after the Closing Date), duly executed and acknowledged by Buyer.

     10.10. BUYER'S DELIVERIES OUTSIDE OF ESCROW. Buyer shall deliver to Seller and the Title Company, prior to the Closing Date evidence of Buyer's good standing and incumbency certificates and resolutions evidencing Buyer's authority to consummate the transactions contemplated hereby, and all other documents or payments required by this Agreement or documents reasonably required by Seller's counsel, the Title Company or the Escrow Holder to complete this transaction.

     10.11. CLOSING OF ESCROW. The Escrow Holder shall close the Escrow by taking the following actions on the Closing Date:

          (a) Record (or cause to be recorded, in due course) the Deed and the Assignment of Lease, in the appropriate governmental records.

          (b) Deliver to Seller the amount of the Purchase Price and other amounts payable to Seller as adjusted, after taking into account any charges attributable to Seller and prorations described above.

          (c) Record and deliver such other documents or take such other actions as may be necessary to effect the Closing.

          As soon as practical after the Closing, the Escrow Holder shall deliver copies of the recorded documents to Buyer's counsel or Seller's counsel, as appropriate, at the address set forth in Section 11.3.

     10.12. DEFAULT. (a a) In the event the transactions contemplated hereby fail to close as a result of a default by Buyer hereunder, without default by Seller hereunder, then Seller shall be entitled to retain the Deposit as liquidated damages, and Seller shall have no further rights or remedies against Buyer as a result thereof or otherwise, with respect to this Agreement. The parties agree that the Deposit is a fair and reasonable estimate of the damages that would be incurred by Seller in the event the transactions contemplated hereby fail to close as a result of a default by Buyer hereunder.

          (b) In the event the transactions contemplated hereby fail to close as a result of a default by Seller hereunder, Buyer's sole remedy hereunder shall be to either (i) terminate this Agreement and receive the return of the Deposit plus an amount equal to all of Buyer's out-of-pocket expenses incurred by Buyer from and after the date hereof in connection with this transaction ; or (ii) bring an action for specific performance against Seller to compel Seller to perform its obligations hereunder. In addition, if either (a) such remedy of specific performance is unavailable because Seller has either previously sold the Property or has otherwise intentionally frustrated Buyer's ability to compel Seller to convey the Property to Buyer as required hereby, or (b) Seller has elected to terminate this Agreement because less than 23 seasons are available under the Lease (as described in subsection 2.1 above), Buyer shall be entitled to reimbursement of Buyer's out-of-pocket expenses incurred from and after the date hereof in connection with this transaction, but not to exceed the sum of $75,000.00, and, in the case of (a) above, Buyer shall also be entitled to exercise any and all of its other remedies available at law or equity, without limitation. Buyer shall not otherwise be entitled to seek damages from Seller as a result of any default by Seller hereunder.

XI.  GENERAL PROVISIONS.

     11.1. POSSESSION OF PROPERTY; RISK OF LOSS. Possession of the Property shall be transferred on the Closing Date. All risks of loss with respect to the Property shall be borne by

Seller until the later of the transfer of title or the transfer of physical possession to Buyer (in the event Seller fails to transfer possession on the Closing Date). Any nonmaterial damage to or destruction of the Property between the date of this Agreement and the Closing Date shall be repaired by Seller, at its sole cost, to the extent legally possible and as soon as reasonably possible, and any insurance proceeds and rights thereto transferred and assigned to Seller. If there is damage or destruction to the Property with a cost to repair in excess of $100,000.00 between the date of this Agreement and the Closing Date and if such damage is not repaired prior to the Closing Date, Buyer may, at its option: (a) elect to terminate this Agreement; or (b) proceed with the Closing, in which event any insurance proceeds attributable to such damage, destruction or condemnation and rights thereto shall be payable and assigned to Buyer, to the extent of the damage not repaired by Seller prior to Closing.

     11.2. FURTHER ASSURANCES. From time to time, at Buyer's request, whether on or after the Closing Date, and without further consideration, Seller shall execute and deliver any further instruments of conveyance and take such other actions as Buyer may reasonably require to complete more effectively the transfer to reasonably require to complete more effectively the transfer to Buyer of the Property to be acquired under this Agreement, at Buyer's sole cost and expense.

     11.3. NOTICES. Communications relating to this Agreement shall be in writing and shall be delivered personally, or sent by facsimile, United States mail, first class postage prepaid, private messenger or private courier service, to the parties or their assignees at the following fax numbers or addresses:

      If to Seller:

            Devcon Crown Bay Corporation
            Crown Bay Marina Joint Venture I
            1350 E. Newport Center Drive, Suite 201
            Deerfield Beach, Florida 33433
            Fax Number:  (954) 429-1506
            with a copy to:

            Jerrold A. Wish, Esq.
            Greenberg, Traurig, Hoffman, Lipoff,
                  Rosen & Quentel, P.A.
            1221 Brickell Avenue
            Miami, Florida 33131
            Fax Number:  (305) 579-0717

      If to Buyer:

            Koben Capital Partners, Inc.
            485 Fifth Avenue, 9th Floor
            New York, New York   10017
            Fax Number (212) 681-9337

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, NY 10017-8954
            Fax Number (212) 455-2502

A party may change these addresses by written notice to the other delivered in accordance with this Section. If a communication is mailed under this provision, it shall be deemed received on the earlier of (i) three business days after it is mailed or (ii) the date it is actually received. A communication by any other method permitted under this Section shall be effective when actually received.

     11.4. RECOVERY OF DISPUTE COSTS. If the parties hereto become involved in any litigation arising under or otherwise related to this Agreement, the prevailing party shall be entitled to recover any costs incurred (including costs and attorneys' fees) in enforcing or protecting its rights hereunder. The provisions of this paragraph shall survive Closing co-extensively with all other surviving provisions of the Agreement.

     11.5. AMENDMENT. This Agreement may only be modified if the modification is in writing and is signed by the party against whom enforcement is sought.

     11.6. ASSIGNMENT. Buyer shall have the right to assign this Agreement to any entity formed by Buyer or any of its affiliates for the purpose of acquiring the Property, so long as such assignment (including the timing thereof) does not prevent the timely obtaining of the VIPA Consent and such assignee assumes Buyer's obligations hereunder in writing.

     11.7. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns and legal representatives of the parties.

     11.8. EXHIBITS AND ENTIRE AGREEMENT. All exhibits referred to in this Agreement are incorporated into this Agreement and made a part of it. This Agreement contains all of the terms and provisions of the agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all other prior agreements, representations and understandings of the parties bearing upon the meaning and effect of this Agreement, whether oral or written.

     11.9. GOVERNING LAW; JURISDICTION. This Agreement is to be governed by, and construed in accordance with, the internal laws of the State of Florida.

     11.10. CAPTIONS. The captions and section headings used in this Agreement are for the convenience of the parties only and shall not be used in construing it.

     11.11. COMMISSIONS. Seller shall pay a commission of $23,000 to International Marina Realty, Inc. and $67,000 to Marina Management Services, Inc. (the "BROKERS"). There shall be no other commissions paid by Buyer or Seller in connection with the purchase and sale of the property. Buyer and Seller shall each indemnify the other against and hold the other harmless from any claim for any fee, commission or other compensation made by any person or entity other than the Brokers claiming to have been employed, engaged or otherwise retained by the indemnifying party.

     11.12. ESCROW AGENT. The Escrow Agent shall not be liable for any actions taken in good faith, but only for its gross or willful negligence or willful misconduct. The parties hereby indemnify and hold the Escrow Agent harmless from and against any loss, liability, claim or damage whatsoever (including reasonable attorney's fees and court costs at trial and all appellate levels) the Escrow Agent may incur or be exposed to in its capacity as escrow agent hereunder except for gross negligence or willful misconduct. If there be any dispute as to disposition of any proceeds held by the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent is hereby authorized to interplead said amount or the entire proceeds with any court of competent jurisdiction and thereby be released from all obligations hereunder. The parties recognize that the Escrow Agent is the law firm representing Seller, and hereby agree that such law firm may continue to represent Seller in any litigation pursuant to this Agreement. The Escrow Agent shall not be liable for any failure of the Escrow Holder or any depository bank or other financial institution.

XII. CONSULTING SERVICES.

     12.1. SERVICES/FEES. For the period ending on the earlier of the date that is three Fiscal Years (as hereinafter defined) following the Closing Date and the date that Buyer sells the Property to a third party purchaser, the Seller shall render consulting services to Buyer consisting of (i)general advice and consultation regarding the business operations of the Crown Bay Marina and (ii) actively assisting Buyer and facilitating negotiations with VIPA in an effort to obtain a ten year extension of the Lease. In consideration for Seller rendering such services, upon the terms set forth below, Seller shall be paid an incentive consulting fee equal to (a) the lease Extension Bonus (as hereinafter defined) and (b) a percentage of "Net Cash Flow" (as hereinafter defined) from the Property for a three "Fiscal Year" (as hereinafter defined) period following the Closing Date pursuant to the following percentages (the "PERCENTAGE PROVISION").

       FISCAL YEAR 1

                                                 PERCENTAGE FOR
       NET CASH FLOW PER YEAR                   APPLICABLE TIERS
       ----------------------                   ----------------
       $0-$624,999.99                                  0%
       $625,000~$774,999.99                            40%
       $775,000~$874,999.99                            60%
       Over $875,000                                   75%



       FISCAL YEARS 2-3

                                                 PERCENTAGE FOR
       NET CASH FLOW PER YEAR                   APPLICABLE TIERS
       ----------------------                   ----------------
       $0-$674,999.99                                  0%
       $675,000~$774,999.99                            40%
       $775,000~$874,999.99                            60%
       Over $875,000                                   75%

Percentage Provision payments shall not be reduced by any "Lease Extension Bonus" (as hereinafter defined) payments made by Buyer to Seller. Any earned Percentage Provision payments which are not paid due to there being insufficient funds because of any payments of the Lease Extension Bonus shall be due and payable the following Fiscal Year. The Seller's participation in the Percentage Provision payments shall not exceed $500,000 in the aggregate during the three-Fiscal Year period. Distribution of Percentage Provision payments to the Seller, if any, will be made annually within 60 days from the end of the Fiscal Year subject to any local, state, and federal required tax withholdings. Buyer reserves the right to sell the Property at any time, and, in the event of an arm's length transaction with change of control, no Percentage Provision payments will be due in respect of the Fiscal Year in which the third-party sale ("THIRD-PARTY SALE") occurs, however, Seller shall receive payment upon such sale in the amount set forth in the following schedule of the Percentage Provision, provided that the Property is sold for more than the sum of $3,750,000 plus amounts spent on "Capital Expenditures" (as hereinafter defined), if any made by the Buyer through the date of such sale:

       FISCAL
        YEAR                        AMOUNT/FORMULA
       -------                      --------------

          1 If the Property is sold at any time during the first Fiscal Year, Seller shall be paid 50% of the gross sale proceeds ("GROSS SALE PROCEEDS") over the sum of $3,750,000 plus amounts spent on Capital Expenditures, if any. The amount paid to the Seller under this clause shall not exceed $500,000 in aggregate. Any payments due under this paragraph will be payable at the closing of the Third-Party Sale.

       FISCAL
        YEAR                        AMOUNT/FORMULA
       -------                      --------------


          2 If the Property is sold at any time during the second Fiscal Year, Seller shall be paid Percentage Provision payments (not to exceed $500,000 less any previous Percentage Provision payments) for Fiscal Years 2 and 3 pursuant to the Percentage Provision determined by the first Fiscal Year Net Cash Flow increased by 5% once as the projected Net Cash Flow for each of the two remaining Fiscal Years. Any payments due under this paragraph will be payable only from available Gross Sale Proceeds above the sum of $3,750,000, plus amounts spent on Capital Expenditures, if any, made by the Borrower through the date of such sale and shall be paid at the closing of the Third-Party Sale.

          3 If the Property is sold at any time during the third Fiscal Year, Seller shall receive earn-out payments (not to exceed $500,000 less any previous Earn Out Provision payments) for Fiscal Year 3 pursuant to the Percentage Provision determined by the second Fiscal Year Net Cash Flow grown by 5% once as the projected Net Cash Flow for the one remaining Fiscal Year. Any payments due under this paragraph will be payable only from available Gross Sale Proceeds above the sum of $3,750,000, plus amounts spent on Capital Expenditures, if any, made by the Borrower through the date of such sale, and shall be paid at the closing of the Third-Party Sale.

     12.2. NET CASH FLOW. "Net Cash Flow" from the Property is defined as gross operating revenue (including business interruption proceeds but excluding other insurance proceeds) less (i) cost of goods sold, (ii) all operating expenses including, but not limited to, gross receipt taxes and VIPA royalty and ground lease payments (repair and maintenance expenses shall be consistent with historical categorization vis-a-vis capital expenditures) (iii) capital reserve of $60,000 per annum, (iv) management fee of $65,000 per annum ($85,000 per annum if not managed by Marina Management Services), (v) pre-identified major capital expenditures (to be identified and agreed prior to Closing Date), (vi) prior year Net Cash Flow losses, if any, and (vii) upon occurrence of any insured event, $33,000 in deductible expenses (applicable until the current insurance policy expires or is replaced with a new policy selected by the Buyer). Any payments made to the Seller pursuant to the Earn Out Provision and Lease Extension Bonus are excluded as expenses for determining Net Cash Flow.

     12.3. LEASE EXTENSION BONUS. Upon receiving a written extension of the term of the Lease (in addition to the current 14-year original lease term plus 10-year option period) from the VIPA prior to the Closing Date, Buyer shall pay Seller $250,000 as a lease extension bonus ("LEASE EXTENSION BONUS") on the Closing Date, provided that the lease extension shall have a minimum extension period of ten (10) original lease years in the form, and upon terms, acceptable to Buyer in its reasonable discretion (a "QUALIFYING LEASE EXTENSION").

     If the lease extension is executed following the Closing Date, the $250,000 Lease Extension Bonus will be cumulatively reduced by $9,523.81 a month, commencing on the fourth month from the Closing Date, on the second day of the month until a final executed and legally binding copy of the Qualifying Lease Extension is delivered to Buyer. Buyer's obligation to pay any Lease Extension Bonus will terminate on the second anniversary of the Closing Date.

     Any Lease Extension Bonus earned following the Closing Date will be payable, on the last day of the month, ratably over a 12-month period ("BONUS MONTHLY PAYMENTS") from available Net Cash Flow less any third-party debt service ("DEBT SERVICE"). For purposes of this calculation, Debt Service shall not exceed 80% of trailing, 12-month Net Operating Income determined at the Closing Date. "NET OPERATING INCOME" shall be defined as gross operating revenue less (i) cost of goods sold, (ii) all operating expenses, and (iii) management fee as set forth in clause (iv) of Section 12.2 above. If Bonus Monthly Payments are not paid in full following the initial 12-month period due to unavailable Net Cash Flow, Seller shall continue to receive Bonus Monthly Payments until the Lease Extension Bonus is paid in full.

     If the Property is sold in a Third-Party Sale prior to the full payment of the Lease Extension Bonus, the unpaid Lease Extension Bonus will be due and payable only from the Gross Sales above the sum of $3,750,000 plus amounts expended on Capital Expenditures made by the Buyer through the date of such Third-Party Sale plus the amount of any payments made to the Seller based upon the Percentage Provision pursuant to Section 12.1 above in connection with such Third-Party Sale.

     12.4. FISCAL YEAR. "Fiscal Year" shall mean each consecutive twelve month period between the first day of the calendar month following Closing and the last day of the calendar month of Closing.

     12.5. CAPITAL EXPENDITURES. "Capital Expenditures" shall mean expenditures for the acquisition, replacement, repair or improvements to fixed or capital assets which should be capitalized under GAAP.

XIII. DEFERRED MAINTENANCE. Prior to the Closing Date, Seller agrees to restore (or, if Seller elects not to do such restoration, provide a credit towards the Purchase Price in an amount equal to the reasonably estimated cost to Borrower to do such restoration) the wooden finger docks located on the C Dock of the Crown Bay Marina to its original concrete condition and any faulty electrical posts (subject to further review by Buyer's electrician). If Seller has commenced such restoration but such restoration is not completed prior to the Closing Date, funds in an amount equal to the reasonably estimated cost to Borrower to do such restoration shall be escrowed with the Escrow Holder until such repairs are completed upon terms reasonably satisfactory to the Seller and the Buyer.

XIV. CONTINGENT LIABILITIES. Prior to the Closing Date, Seller shall settle (or provide a credit towards the Purchase Price) in a manner satisfactory to the Buyer in its reasonable discretion all contingent liabilities associated with Atlantis Submarine due to over charging of utility expenses.

XV. FINANCIAL STATEMENTS. Seller shall receive quarterly financial statements prepared by Buyer following 60 days from each fiscal quarter end of Buyer. Seller shall have the right at reasonable times during business hours and upon reasonable prior notice to inspect and audit Buyer's books and records to verify income and expenditures affecting Seller's entitlements to payments from Buyer under the provisions of Article XII above.

XVI. SURVIVE CLOSING.. The provisions of Article XII hereof shall survive Closing, and shall be memorialized in a memorandum executed by Buyer and Seller and recorded at Closing (the "MEMORANDUM"). The Memorandum shall state that it does not, and Seller's rights to receive payments under Article XII hereof (collectively, "SELLER'S RIGHTS") do not, constitute any lien on the Property or any part thereof, and that Seller expressly disclaims any right to lien the Property (including by way of Lis Pendens) as a result thereof. However, Seller's Rights shall be secured by a lien (the "LIEN") on the proceeds of any sale or financing (other than the proceeds of any mortgage financing used to purchase the Property hereunder) of the Property, and the Memorandum shall so state. Until the Expiration Date (as defined below) Seller's Rights, the Memorandum and the Lien shall continue and upon the Expiration Date all of Seller's Rights, the Memorandum and the Lien shall cease and expire. Seller shall obtain the written statement of Buyer's title insurance company that the Memorandum would not constitute an exception to title to the Property that would need to be shown as such in any owner's or mortgagee's title insurance policy, as a condition to being able to record such Memorandum. The Memorandum shall automatically expire on the date (the "EXPIRATION DATE") which is the earlier to occur of (i)one hundred eighty (180) days after the end of the third Fiscal Year following the Closing Date, unless Seller has commenced any action to enforce Seller's Rights in any court of competent jurisdiction prior to such date; or
(ii) the occurrence of a Third-Party Sale and payment to Seller of all amounts owed to Seller pursuant to Seller's Rights; or (iii) the recordation in the Public Records of a written termination of the Memorandum executed by Seller. Such Expiration Date shall be automatic but, upon request by Buyer, Seller shall execute and deliver to Buyer written evidence thereof in any reasonable form provided by Buyer.

      IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date specified in the first paragraph.

WITNESS:                                 SELLER:

                                         DEVCON CROWN BAY CORP., a Florida

                                         corporation

                                         By:/S/ RICHARD L. HORNSBY
---------------------------                 ---------------------------
                                              Richard L. Hornsby
                                              President
---------------------------

                                         CROWN BAY MARINA JOINT VENTURE I, a
                                         Virgin Islands partnership

                                         By:  Devcon Crown Bay Corp., a
                                              Florida corporation

                                              By:/S/ RICHARD L. HORNSBY
---------------------------                      --------------------------
                                                  Richard L. Hornsby
                                                  President
---------------------------

                                         By:  Devcon Crown Bay II Corp., a
                                              Florida corporation

                                              By:/S/ RICHARD L. HORNSBY
----------------------------                     --------------------------
                                                  Richard L. Hornsby
                                                  President
---------------------------
                                         BUYER:

                                         KOBEN CAPITAL PARTNERS, INC., a
                                         Delaware corporation

                                         By:/S/ KOSEI P. OHNO
---------------------------                 ------------------------------
                                              Name: Kosei P. Ohno
                                              Title: President
---------------------------

                                         ESCROW AGENT:

                                         By: /s/ GREENBERG TRAURIG ET AL
-------------------------                    -----------------------------
                                              Name: Jerrold A. Wish
                                              Title: Attorney
-------------------------

                                LIST OF EXHIBITS

Exhibit A-1:                     Depiction of Crown Bay Marina
Exhibit A-2:                     Legal Description of the Leasehold
Exhibit B:                       Personal Property Inventory
Exhibit C:                       Contracts
Exhibit D:                       Licenses
Exhibit E:                       Litigation
Exhibit F:                       Work Pursuant to Insurance Settlement,
                                 (Hurricane Marilyn), 1995-96.

Exhibit G:                       Escrow Provisions

                                    EXHIBIT G

                                Escrow Provisions

      The Deposit shall be held in escrow by Escrow Agent and deposited in an escrow account. The Deposit, plus any interest earned from the investment thereof, shall be delivered by Escrow Agent to Sellers, to Buyers or, if pursuant to subparagraph (D) hereof, to a court having appropriate jurisdiction, in accordance with the terms of this Exhibit. Delivery of the Deposit shall be made by uncertified, unendorsed check of Escrow Agent.

               A. At the Closing, upon Sellers' delivery of the deed and the other documents required by this Agreement and Buyers' payment of the balance of the purchase price, Escrow Agent shall deliver the Deposit to Sellers. If the Deposit shall be so delivered to Sellers and/or Buyers, Escrow Agent shall thereupon be discharged and released from all liability hereunder.

               B. If at any time Escrow Agent shall receive a notice from either Sellers or Buyers (the "Notifying Party") to the effect that: (a) the other party (the "Other Party") has defaulted under this Agreement of this Agreement is null and void or terminated pursuant to the provisions hereof, (b) a copy of the notice and a statement in reasonable detail of the basis for the claimed default or termination was given as provided herein to the Other Party prior to or contemporaneously with the giving of such certificate to Escrow Agent, and (c) in the case of a claimed default, to the knowledge of the Notifying Party, the claimed default has not been timely cured, then, Escrow Agent shall give written notice to the Other Party of such demand. Unless Escrow Agent shall have received contrary instructions from the Other Party within ten (10) days after Escrow Agent's receipt of the certificate, Escrow Agent shall, within five (5) days after the expiration of such 10 day period, deliver the Deposit to the Notifying Party and thereupon be discharged and released from any and all liability hereunder. If Escrow Agent shall receive contrary instructions from the Other Party within ten (10) days after Escrow Agent's receipt of the Notifying Party's certificate, or if for any other reason escrowee in good faith shall elect not to make delivery, Escrow Agent shall not so deliver the Deposit but shall continue to hold the same pursuant hereto subject to subparagraph (D) hereof.

               C. Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent pursuant to or otherwise relating to this Paragraph.

               D. In case of (i) receipt of contradictory instructions pursuant to subparagraph (C) hereof, (ii) any dispute as to any matter arising under this Paragraph, (iii) any alleged default by Sellers or Buyers under this Agreement or (iv) any uncertainty as to the meaning or applicability of any of the provisions hereof, Escrow Agent may, at its options at any time thereafter, deposit the funds and investments then being held by it in escrow into a court having appropriate jurisdiction and shall thereby be discharged and released of any and all liability hereunder.

               E. Sellers and Buyers recognize and acknowledge that the Escrow Agent is serving without compensation and solely as an accommodation to the parties hereto and they each agree that Escrow Agent shall not be liable to either of the parties for any act or omission hereunder or any matter or thing arising out of its conduct hereunder, except for Escrow Agent's willful misconduct or negligence.

               F. Greenberg Traurig Hoffman Lipoff Rosen & Quentel has acknowledged agreement to these provisions by signing in the place indicated at the end of the Agreement.

                                      G-2